Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Amendment No. 1 to the Registration Statement on Form S-1 of Rex Energy Corporation and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and the related prospectus of information contained in our report setting forth the estimate of reserves and future revenue from the oil and gas reserves of Rex Energy Corporation as of December 31, 2007. We further consent to the reference to this firm in such Registration Statement and the related prospectus under the heading “Experts.”

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. CARTER HENSON, JR.
J. Carter Henson, Jr., P.E. Senior Vice President

Houston, Texas

April 21, 2008